EXHIBIT 21

FOR IMMEDIATE RELEASE:                                                      NEWS
January 13, 2000                                     Nasdaq National Market/AVRT
                                                            http://www.avert.com


                Avert, Inc. Adds FelonyPlus+ to Its Product Line
            New Product Offerings Aid Employers in the Hiring Process

Fort Collins, CO - Avert, Inc. (Nasdaq National Market/AVRT), an Internet-based information services company providing employment screening and support to a diverse nationwide clientele, announces the addition of a new product known as FelonyPlus+ to its extensive variety of products and services.

FelonyPlus+ is the newest addition to an ever-growing number of products focused on reducing an employer's exposure to liability and decreasing the risk of workplace violence and theft. FelonyPlus+ reports provide information on felony crimes as well as any misdemeanor information that might be available at the same court. FelonyPlus+ reports provide customers with any and all felony and misdemeanor information existing where the search is conducted.

The product can identify applicants with violent tendencies or a history of theft and dishonesty, as well as those who are deliberately withholding conviction information from an employer. Avert can search any of the 3,000 U.S. counties for access to felony records. Average price for FelonyPlus+ is $25.00, and customers receive results of their search in two to four business days.

"As the employment market continues to change, employers face new challenges in the hiring process," stated Dean Suposs, president and CEO of Avert. "Avert is meeting these challenges with new and innovative products. The family of criminal history products is our largest product base and growing constantly. Our goal is to anticipate our customers' needs, while developing new solutions to meet them."

With the addition of FelonyPlus+, Avert has brought a different angle to the pre-employment screening industry. By including all felony and misdemeanor information existing where the search is conducted, Avert has tapped into a product that not only has the ability to weed out undesirable applicants, but also show trends in criminal behavior.

Avert's current product offering will be further extended in late January with the introduction of the Wants and Warrants product. Wants and Warrants is a nationwide search that uncovers extraditable wants and warrants against an applicant or employee. After obtaining a release and disclosure form from the applicant or employee, customers receive results of their nationwide search in two to three business days. Current price for the Wants and Warrants search is $15.00.

In other news, Avert plans to announce 1999 Fourth Quarter and Year-End Earnings on February 1, 2000.

About Avert

Avert is the leading provider of Internet pre-employment screening solutions linked through AVERTnet (Y2K Compliant), a secure network of Internet background checking services. Avert uses Internet technology to create solutions that streamline the hiring process. More than 10,000 companies nationwide utilize Avert and the Web-based background checking system which incorporates criminal court records, driving records, reference checks, workers' compensation histories, credit histories, education and credential verification and Social Security Number validations. AVERTnet is customized to meet the unique concerns, policies and procedures of companies nationwide.

Additional information about Avert background checking solutions and the Company's SEC filings is available on the Internet at www.avert.com.

This press release may contain forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company's actual results to differ materially from those expressed in the forward-looking statements include, but not limited to, the following: risks associated with potential liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel' and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

Contacts:         Kelly Newberg - 800.367.4933, ext. 467
                  Michael Madsen - 800.367.4933, ext. 219